Exhibit 99.1


FOR IMMEDIATE RELEASE


            Revlon Reports Third Quarter and Nine-Month 2006 Results

                Company Reiterates its Outlook for 2006 and 2007


NEW YORK, November 7, 2006 - Revlon, Inc. (NYSE: REV) today announced results for the third quarter and nine months ended September 30, 2006. Net sales in the third quarter 2006 advanced 11% to $306 million, compared with net sales of $275 million in the third quarter 2005. Operating loss in third quarter 2006 was approximately $57 million, after giving effect to significant expenses during the quarter related to restructuring, discontinuing Vital Radiance and executive severance.

During   the   quarter,   the   Company   began   the   implementation   of  its
previously-disclosed organizational streamlining, as well as its previously-disclosed discontinuance of Vital Radiance, which did not maintain an economically feasible retail platform for future growth. In addition, the Company incurred executive severance during the quarter related to a change in leadership at the Company. Revlon reiterated its belief that its restructuring actions taken in the first and third quarters of 2006, the total impact of Vital Radiance and executive severance, while negatively impacting its operating profitability in the third quarter by some $72 million and the full year 2006 by an estimated $140 million, will accelerate the Company's path to becoming net income and cash flow positive.

Commenting on the results for the quarter, Revlon President and Chief Executive Officer David Kennedy stated, "Our results in the quarter reflect the important, and admittedly costly, decisions we have made to position Revlon for future success. We are fortunate to have such a strong portfolio of brands, and we intend to leverage the tremendous equity of these brands--particularly Revlon--as we move forward. Importantly, our go-forward approach will continue to focus on bringing innovation and excitement to the market in a way that is intensely focused on driving our profitability and cash flow."

Revlon will host a conference call with members of the investment community on November 7, 2006 at 9:30 AM EST to discuss the results of the third quarter. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and related information will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.


                              Third Quarter Results
                              ---------------------

Net sales in the third quarter of 2006 advanced 11% to $306 million, compared with net sales of $275 million in the third quarter of 2005. Net sales in the 2006 quarter were reduced by approximately $15 million due to Vital Radiance, including approximately $31 million for returns and allowances provisions related to discontinuing the brand, while net sales in the 2005 quarter were reduced by approximately $32 million for returns and allowances provisions related to the complete restaging of the Almay brand. Excluding these factors, the growth in net sales was driven by strength in International.

In the United States, net sales for the quarter advanced 13% to $160 million, compared with net sales of $142 million in the third quarter of 2005. This performance largely reflected the aforementioned net sales reduction in the current quarter due to Vital Radiance and the aforementioned Almay returns and allowances provisions in the 2005 quarter. Excluding these factors, net sales in the U.S. were essentially even with the prior year.

In International, net sales for the quarter advanced 9% to $146 million, versus net sales of $134 million in the third quarter of 2005. Excluding the impact of foreign currency translation, this performance was driven by strength in each of the Company's three geographic regions, particularly Europe and Latin America. Favorable foreign currency translation added less than one percentage point to the International growth in the quarter.

As previously disclosed, during the quarter the Company initiated an organizational streamlining to eliminate redundancy, reduce layers of management and overhead costs and improve profit margins. This restructuring will reduce the Company's U.S. workforce by approximately 250 positions and result in estimated ongoing annualized savings of approximately $34 million. The Company expects the total cost of the program to be approximately $29 million, which it expects to incur over the 2006 and 2007 period. In this regard, the Company incurred restructuring and related charges during the third quarter totaling approximately $14 million related to severance and other termination benefits and expects to incur an additional $7 million in charges related to this program in the fourth quarter of 2006.

The Company incurred charges totaling approximately $49 million during the third quarter related to its decision to discontinue the Vital Radiance brand. The charges include a provision for returns and allowances of approximately $31 million, as well as approximately $15 million for the write-off of inventories and selling and promotional materials, and approximately $3 million for the write-off and accelerated amortization of displays. The Company indicated that, including the cost to discontinue the brand, Vital Radiance is expected to negatively impact its full year operating profitability by approximately $100 million, including the impact of approximately $92 million incurred through the first nine months of 2006.

Adjusted EBITDA(1) in the current quarter was a loss of $25.1 million, and operating loss in the quarter was approximately $57.2 million, both after giving effect to restructuring costs, the total impact of Vital Radiance, including the cost to discontinue the brand, and other charges in connection with executive severance. The total impact of these items on Adjusted EBITDA in the quarter was approximately $64 million.

The Adjusted EBITDA loss of $25.1 million in the third quarter of 2006 compared with an Adjusted EBITDA loss of $6.1 million in the third quarter of 2005. Driving the decline in Adjusted EBITDA were the impacts of the aforementioned items--namely restructuring, Vital Radiance and executive severance--that unfavorably impacted 2006, as well as higher cost of sales primarily related to increased provisions for estimated excess inventory. Partially offsetting these factors were the Almay returns and allowances provisions that burdened the prior year by approximately $32 million, and favorable overhead costs in the 2006 quarter stemming from restructuring, productivity initiatives, and reductions in discretionary spending. Also favorably impacting the comparison were the benefits of higher sales and lower overall brand support, excluding the spending behind Vital Radiance.

Commenting on the Company's financial performance, Mr. Kennedy stated, "Our performance in the third quarter was significantly impacted by the costs of the decisions we announced in September. We continue to expect net sales for the full year 2006 to be approximately $1,340 million, including the impact of Vital Radiance returns and allowances provisions taken during the year. In addition, we continue to expect Adjusted EBITDA for the year to be approximately $75 million to $85 million, after giving effect to the impacts of the restructuring charges taken during the year, the expected full-year impact of Vital Radiance, and executive severance, which collectively are expected to negatively impact Adjusted EBITDA by approximately $125 million. As we look ahead, we are confident in our ability to achieve Adjusted EBITDA of approximately $210 million in 2007."

Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.

Net loss in the third quarter of 2006 was $100.5 million, or $0.24 per diluted share, compared with net loss of $65.4 million, or $0.17 per diluted share, in the third quarter of 2005, largely driven by the same factors that impacted operating profitability in the quarter, as well as higher interest expense. Cash flow used for operating activities in the third quarter of 2006 was $29.3 million, compared with cash flow used for operating activities of $69.1 million in the third quarter of 2005. This performance largely reflected the significant use of working capital in the 2005 quarter related to Vital Radiance and the restage of Almay, partially offset by the increase in net loss in the current quarter.

                               Nine-Month Results
                               ------------------

Net sales in the first nine months of 2006 advanced approximately 6% to $953 million, compared with net sales of $895 million in the first nine months of 2005. In the United States, net sales advanced 7% to $538 million for the first nine months of 2006, versus net sales of $502 million in the same period last year. International net sales of $415 million in the first nine months of 2006 advanced approximately 6% versus net sales of $393 million in the year-ago period. Excluding the favorable impact of foreign currency translation, International net sales grew approximately 5% in the nine-month period.

Adjusted EBITDA in the first nine months of 2006 was a loss of $30.0 million, compared with Adjusted EBITDA of $39.8 million in the first nine months of 2005. Operating loss in the first nine months of 2006 was $120.3 million, versus an operating loss of $34.7 million in the first nine months of 2005. For the nine-month period of 2006, charges related to the Company's restructuring actions in 2006, the total impact of Vital Radiance, including the cost to discontinue the brand, and executive severance negatively impacted Adjusted
EBITDA by approximately $113 million and operating profitability by approximately $124 million.

Net loss in the first nine months of 2006, after giving effect to restructuring, discontinuing Vital Radiance and executive severance, was $245.8 million, or $0.61 per diluted share, compared with a net loss in the first nine months of 2005 of $148.0 million, or $0.40 per diluted share. Cash flow used for operating activities in the first nine months of 2006 was $124.8 million, compared with cash flow used for operating activities of $115.9 million in the first nine months of 2005.


                             Market Share Results(2)
                             -----------------------

According to ACNielsen, the color cosmetics category grew 5.7% versus year-ago in the third quarter, while the Company grew its consumption in the category by 8.3% in the period, resulting in a 0.5 point share gain to 22.1%. The Revlon brand registered a share of 14.5%, compared with 15.3% in the year-ago period, while the Almay brand maintained its share position at 6.3% in the quarter, and Vital Radiance contributed a quarterly share of 1.3%.

In each of the Company's other key categories, the Company gained or maintained share for the quarter. Specifically, in women's hair color, the Company grew consumption 13% versus year-ago in a category that advanced 1%, resulting in a full share point gain to 9.4%. Similarly, in beauty tools, the Company grew consumption 7% in the quarter in a category that advanced 2%, resulting in a 1.3 point share improvement to 26.6% in the quarter. In anti-perspirants and deodorants, the Company maintained its share position at 6.1% in the quarter.

About Revlon
Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

Investors & Media Contact:
Maria A. Sceppaguercio
(212) 527-6465

                           Footnotes to Press Release
                           --------------------------

(1)Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i)  monitor and evaluate the performance of the Company's business operations;
(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;
(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately two-thirds of the Company's U.S. mass-market dollar volume.

                           Forward-Looking Statements
                           --------------------------

Statements made in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. In particular, the Company does not generally publish its strategic plans or make external projections of its anticipated financial position or results of operations or the type of forward-looking information regarding its strategic plans included in this press release, including projections or estimates of growth opportunities, Adjusted EBITDA and net sales. Accordingly, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company does not intend to update or otherwise revise the forward-looking information regarding its strategic plans to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Further, the Company does not intend to update or revise the forward-looking information regarding its strategic plans to reflect changes in general economic, industry or cosmetics category conditions. Such forward-looking statements include, without limitation, the Company's expectations, plans and/or beliefs: (i) concerning its future growth, profitability, cash flow and financial performance, including that the Company's organizational streamlining and discontinuance of Vital Radiance will accelerate the Company's path to becoming net income and cash flow positive; the Company's plans to leverage the tremendous equity of its established brands, particularly Revlon, and drive the Company's profitability and cash flow by bringing innovation and excitement to the market; that, including the cost to discontinue the brand, Vital Radiance will negatively impact full year operating profitability by approximately $100 million; that 2006 net sales will be approximately $1,340 million; that 2006 Adjusted EBITDA will be approximately $75 million to $85 million, after giving effect to restructuring charges taken during 2006, the Vital Radiance discontinuance and executive severance, which collectively are expected to negatively impact 2006 Adjusted EBITDA by approximately $125 million and 2006 operating profitability by an estimated $140 million; and that the Company has the ability to achieve Adjusted EBITDA of approximately $210 million in 2007; and (ii) that the Company's organizational streamlining will eliminate redundancy, reduce layers of management and overhead costs and improve profit margins and the Company's expectations that the total cost of the September 2006 program to be incurred over the 2006 and 2007 period will be approximately $29 million, and the timing of such costs, and that such program will result in estimated ongoing annualized savings of approximately $34 million. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it files with the SEC during 2006 (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays or the inability of the Company to: (i) achieve its future growth, profitability, cash flow and financial performance objectives, including less than anticipated growth, or a decrease in, net sales or Adjusted EBITDA, including, without limitation, 2006 net sales being less than approximately $1,340 million, 2006 Adjusted EBITDA being less than approximately $75 million to $85 million and/or 2007 Adjusted EBITDA being less than approximately $210 million, such as due to less than anticipated results from the Company's brands, less than expected effectiveness of marketing programs, lower than anticipated revenues or more than anticipated returns, less than anticipated shipments, higher than expected expenses, less than anticipated retail customer or consumer acceptance of the Company's new products, including under the Revlon brand, decreased sales of the Company's existing products as a result of new products, actions by the Company's retail customers impacting the Company's financial performance, including in response to decreased consumer spending in response to weak economic conditions or weakness in the category or retailer inventory management, changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by the Company's competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes; and (ii) fully implement the Company's September 2006 organizational streamlining or higher than anticipated restructuring and related costs, changes in the timing of such costs, less than anticipated benefits or lower than expected savings in connection with such program. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.

                          REVLON, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in millions, except per share data)



                             Three Months Ended           Nine Months Ended
                                September 30,                September 30,
                         --------------------------- ---------------------------
                             2006          2005          2006          2005
                         ------------- ------------- ------------- -------------
Net sales                $      305.9         275.3         952.5         894.5
Cost of sales                   148.9         117.0         404.2         350.1
                         ------------- ------------- ------------- -------------
    Gross profit                157.0         158.3         548.3         544.4
Selling, general and
 administrative expenses        200.4         190.6         645.3         577.6
Restructuring costs
 (benefit), net                  13.8             -          23.3           1.5
                         ------------- ------------- ------------- -------------

    Operating loss              (57.2)        (32.3)       (120.3)        (34.7)
                         ------------- ------------- ------------- -------------

Other expenses (income):
    Interest expense             38.3          33.2         109.4          94.7
    Interest income              (0.2)         (1.4)         (1.0)         (4.8)
    Amortization of debt
     issuance costs               2.0           1.8           5.6           5.1
    Foreign currency
     (gains) losses, net         (0.2)         (2.7)         (1.4)         (1.4)
    Loss on early
     extinguishment of
     debt                           -             -           0.4           9.0
    Miscellaneous, net            0.1          (0.1)          0.5           1.5
                         ------------- ------------- ------------- -------------
        Other expenses,
         net                     40.0          30.8         113.5         104.1
                         ------------- ------------- ------------- -------------

Loss before income taxes        (97.2)        (63.1)       (233.8)       (138.8)

Provision for income
 taxes                            3.3           2.3          12.0           9.2
                         ------------- ------------- ------------- -------------

Net loss                 $     (100.5) $      (65.4) $     (245.8) $     (148.0)
                         ============= ============= ============= =============


Basic and diluted net
 loss per common share   $      (0.24) $      (0.17) $      (0.61) $      (0.40)
                         ============= ============= ============= =============

Weighted average number
 of common shares
 outstanding:
    Basic and diluted     412,642,997   374,396,137   401,260,132   373,876,139
                         ============= ============= ============= =============

                          REVLON, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                              (dollars in millions)

                                                     September 30,  December 31,
                      ASSETS                             2006           2005
                                                     -------------  ------------
                                                      (Unaudited)
Current assets:
   Cash and cash equivalents                         $       23.9          32.5
   Trade receivables, net                                   166.9         282.2
   Inventories                                              206.9         220.6
   Prepaid expenses and other                                56.5          56.7
                                                     -------------  ------------
     Total current assets                                   454.2         592.0
Property, plant and equipment, net                          119.1         119.7
Other assets                                                165.2         146.0
Goodwill, net                                               186.1         186.0
                                                     -------------  ------------
     Total assets                                    $      924.6   $   1,043.7
                                                     =============  ============

   LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
   Short-term borrowings                             $       10.2           9.0
   Current portion of long-term debt                          8.1             -
   Accounts payable                                          99.8         133.1
   Accrued expenses and other                               343.7         328.4
                                                     -------------  ------------
     Total current liabilities                              461.8         470.5
Long-term debt                                            1,446.8       1,413.4
Other long-term liabilities                                 241.0         255.7
Total stockholders' deficiency                           (1,225.0)     (1,095.9)
                                                     -------------  ------------
     Total liabilities and stockholders' deficiency  $      924.6   $   1,043.7
                                                     =============  ============

                          REVLON, INC. AND SUBSIDIARIES
                    UNAUDITED ADJUSTED EBITDA RECONCILIATION
                              (dollars in millions)


                                                            Three Months Ended
                                                                September 30,
                                                          ----------------------
                                                            2006         2005
                                                          ---------    ---------
                                                                (Unaudited)

    Reconciliation to net loss:
    ------------------------------------

    Net loss                                              $ (100.5)    $  (65.4)

    Interest expense, net                                     38.1         31.8
    Amortization of debt issuance costs                        2.0          1.8
    Foreign currency (gains) losses, net                      (0.2)        (2.7)
    Loss on early extinguishment of debt                         -            -
    Miscellaneous, net                                         0.1         (0.1)
    Provision for income taxes                                 3.3          2.3
    Depreciation and amortization                             32.1         26.2

                                                          ---------    ---------
    Adjusted EBITDA                                       $  (25.1)    $   (6.1)
                                                          =========    =========


                                                             Nine Months Ended
                                                                September 30,
                                                          ----------------------
                                                            2006         2005
                                                          ---------    ---------
                                                                (Unaudited)
    Reconciliation to net loss:
    ------------------------------------

    Net loss                                              $ (245.8)    $ (148.0)

    Interest expense, net                                    108.4         89.9
    Amortization of debt issuance costs                        5.6          5.1
    Foreign currency (gains) losses, net                      (1.4)        (1.4)
    Loss on early extinguishment of debt                       0.4          9.0
    Miscellaneous, net                                         0.5          1.5
    Provision for income taxes                                12.0          9.2
    Depreciation and amortization                             90.3         74.5

                                                          ---------    ---------
    Adjusted EBITDA                                       $  (30.0)    $   39.8
                                                          =========    =========